Exhibit 10.2
AGREEMENT
     This agreement (this “Agreement”) is entered into on this 11th day of August, 2005, by and between Cavco Industries, Inc. (“Cavco”) and Sean K. Nolen (“Mr. Nolen”).
RECITALS:
     A. Mr. Nolen is an executive of Cavco. On or about June 30, 2003, Cavco and Mr. Nolen entered into an Employment Agreement (the “Employment Agreement”).
     B. The parties mutually agree that it is in their respective best interests to terminate the Employment Agreement and to agree to certain terms regarding Mr. Nolen’s employment and compensation.
AGREEMENT:
          1. Termination of Employment Agreement. The Employment Agreement is terminated as of the date hereof. In addition, Mr. Nolen desires to resign, and hereby resigns, as an officer of Cavco, and as an officer, director, manager, trustee or administrator (or in any other representative capacity) of or with respect to any subsidiary, affiliate or employee benefit plan of Cavco, all effective as of the date hereof. Immediately following the termination of the Employment Agreement, Mr. Nolen is and will be an employee of Cavco through and ending at the close of business on December 31, 2005, and in such capacity he agrees to provide such services from time to time upon the request of Cavco as Cavco deems necessary for the business or operations of Cavco or its subsidiaries and which are related to the services he provided as an employee of Cavco prior to the date of this Agreement. Mr. Nolen expressly waives and releases Cavco from any and all payment obligations set forth in the Employment Agreement.
          2. Base Salary. While Mr. Nolen is an employee of Cavco, Cavco agrees that it will pay Mr. Nolen a base salary of $13,125.00 per month payable in accordance with Cavco’s customary payroll practices.
          3. Consulting Services. During the three-month period following the termination of Mr. Nolen’s employment with Cavco, Cavco agrees to retain Mr. Nolen as a consultant, and Mr. Nolen agrees to provide consulting services from time to time upon the request of Cavco as Cavco deems necessary for the business or operations of Cavco or its subsidiaries, at a rate of $13,125.00 per month payable in accordance with Cavco’s customary payroll practices. The parties will work together to ensure that such consulting services do not unnecessarily interfere with Mr. Nolen’s further employment and/or employment opportunities. However, the retention of Mr. Nolen as a consultant is expressly conditional on Mr. Nolen’s execution (and non-revocation) of (a) promptly after execution of this Agreement, an additional full release and waiver of Cavco with respect to claims relating to the Age Discrimination in Employment Act or similar laws and (b) promptly after termination of employment from Cavco, an additional general release and waiver of Cavco, in each case in form and substance (including scope) satisfactory to Cavco and similar to the release set forth in paragraph 4 hereof.

          4. Release of Claims. In consideration of the promises and payments set forth in this Agreement, Mr. Nolen, on behalf of himself and his heirs or assigns, expressly releases Cavco and its affiliates, and their respective directors, officers, employees, agents and representatives, from any and all claims, complaints, causes of action, and demands of any kind, whether known or unknown, which Mr. Nolen has, ever has had, or may have and which are based on acts or omissions which Mr. Nolen knew or should have known about at the time of the signing of this Agreement, including but not limited to any claims brought under his Employment Agreement.
          This release is a FULL WAIVER AND RELEASE and includes, without limitation, all rights and claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Arizona Civil Rights Act; the Consolidated Omnibus Budget Reconciliation Act; the Fair Labor Standards Act; the Arizona Employment Protection Act; and/or any other federal, state, or local law or regulation. This release also includes any contract or tort causes of action arising from or in any way related to Mr. Nolen’s Employment Agreement or employment relationship with Cavco or any of Cavco’s affiliates, including any claims for wrongful discharge, retaliatory discharge, breach of contract, breach of covenant of good faith and fair dealing and/or prima facie tort.
          5. Non-Compete. During the term of Mr. Nolen’s employment with Cavco hereunder and during the 15-month period following the termination of Mr. Nolen’s employment with Cavco, Mr. Nolen will not directly or indirectly engage in (whether as an employee, consultant, proprietor, shareholder, partner, director, or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of any person, firm, corporation or business that engages in designing, manufacturing or selling manufactured housing, park model homes and/or cabins in the States of Arizona, California, Nevada, New Mexico, Texas, Colorado or Utah or any other states where Cavco or its affiliates do business or that otherwise directly or indirectly competes with Cavco or its affiliates, absent Cavco’s prior written approval upon instructions of its Board of Directors.
          6. Non-Solicitation. During the term of Mr. Nolen’s employment with Cavco hereunder and during the 15-month period following the termination of Mr. Nolen’s employment with Cavco, Mr. Nolen will not (a) solicit or otherwise induce any employee of Cavco or any of its subsidiaries to terminate his or her service with Cavco or any such subsidiary or hire any person who was an employee of Cavco or any of its subsidiaries, or (b) solicit or contact any manufactured housing industry retailers, dealers, suppliers, customers or potential customers on behalf of any corporation or other entity or any other person engaging in the business of designing, manufacturing or selling manufactured housing, park model homes and/or cabins.
          7. Amendment of Stock Option Agreement. Cavco and Mr. Nolen are parties to a stock option agreement dated December 12, 2003 (the “Stock Option Agreement”). Cavco and Mr. Nolen agree that the Stock Option Agreement is hereby modified as follows: (a) the vesting schedule for the 50,000 shares that are unvested as of the date hereof shall be amended, as of the date hereof, so that 15,000 of such shares shall vest on December 12, 2005, and the remaining 35,000 shares shall not vest and shall no longer become exercisable, it being expressly agreed by Mr. Nolen that he hereby waives any right to exercise the option for such 35,000 shares, (b) upon termination of Mr. Nolen’s employment with Cavco, all vesting of any unvested shares under the Stock Option Agreement shall cease immediately, (c) upon termination of Mr. Nolen’s employment with Cavco for any reason other than cause (as specified in paragraph 10 hereof), Mr. Nolen will continue to have the right to exercise the option for all shares that are vested as of the date of the termination of his employment for a period of (but not beyond) six months following such termination (it being understood that upon a termination for cause, the option will become null and void) and (d) in the event of Mr. Nolen’s death or disability prior to December 12, 2005, the 15,000 shares will vest on December 12, 2005, and these shares will be exercisable by Mr. Nolen’s heirs or permitted assigns under the same terms included herein.* In all other respects, the terms of the Stock Option Agreement remain in full force and effect.
          8. Confidential Information. The parties agree to keep the terms of this Agreement confidential except that they may reveal its terms to immediate family, tax advisors, legal counsel and as otherwise required by law or regulation or as Cavco reasonably determines to be necessary in the conduct of its business. Mr. Nolen also agrees that he will not, at any time, disclose or reveal any trade secrets or other confidential or proprietary information regarding Cavco or its subsidiaries or affiliates or their respective businesses, operations or properties to any person, firm, corporation or other entity.
          9. Governing Law. This Agreement is to be construed and interpreted in accordance with the laws of the state of Arizona, except as federal law may preempt those laws.
          10. Breach/Attorneys’ Fees and Costs. Mr. Nolen understands that his employment and engagement as a consultant hereunder will not cease upon his death or disability, and that Cavco will be entitled to terminate his employment and his engagement as a consultant hereunder only for cause, which, for purposes of this Agreement, shall be limited to theft, fraud or embezzlement or a violation of this Agreement as provided in the next sentence. Mr. Nolen understands that if he violates any of the terms of paragraph 5 or 6, or the second sentence of paragraph 8, of this Agreement, payments under this Agreement will cease and Cavco will be entitled to terminate Mr. Nolen’s employment and/or engagement as a consultant hereunder and, in the case of a violation of paragraph 5 or 6, to a refund from Mr. Nolen of all amounts paid to him under this Agreement. In the event of any dispute regarding this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs.
          11. Severability. In any event any provision of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, the illegality, invalidity, or unenforceability shall not affect the remaining provisions, but such illegal, invalid or unenforceable provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included. Mr. Nolen further agrees that:

*	The numbers of shares set forth above reflect the effect of the two-for-one stock split of Cavco stock that occurred on January 31, 2005.

(a) If the non-competition covenants contained in this Agreement should be held by any court or other constituted legal authority to be void or unenforceable in any particular area or jurisdiction, then he shall consider this Agreement to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order or other constituted legal authority, and as to all other areas and jurisdictions, the non-competition covenants contained herein shall remain in full force and effect as originally written.
(b) If the non-competition covenants contained in this Agreement should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration or scope, then the non-competition covenants shall be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court or other constituted legal authority, and as to all other areas and jurisdictions, the non-competition covenants contained herein shall remain in full force and effect as originally written.
(c) The covenants set forth herein are appropriate and reasonable when considered in light of the nature and extent of the business of designing, manufacturing or selling manufactured housing, park model homes and cabins as conducted by Cavco and its subsidiaries. Mr. Nolen acknowledges that (i) Cavco has a legitimate interest in protecting its business, (ii) the covenants set forth herein are not oppressive to him and contain such reasonable limitations as to time, scope, geographical area and activity, (iii) the covenants do not harm in any manner whatsoever the public interest, and (iv) he has received and will receive substantial consideration for agreeing to such covenants.
          12. Understanding Regarding Agreement. Mr. Nolen, by his execution of this Agreement, vows that the following statements are true:
(a) That he has been given the opportunity to and has, in fact, read this entire Agreement, that it is in plain language, and he has had all questions regarding its contents answered to his satisfaction;
(b) That he has been given the FULL OPPORTUNITY TO SEEK INDEPENDENT ADVICE AND/OR COUNSEL FROM AN ATTORNEY of his own choosing prior to execution of this Agreement;
(c) That he fully understands the content of this Agreement and understands that it is a FULL WAIVER OF ALL CLAIMS AGAINST CAVCO as set forth and defined by paragraph 4 hereof;
(d) That this full waiver of all claims against Cavco as set forth and defined by paragraph 4 hereof is given in return for valuable consideration as provided under the terms of this Agreement;

(e) That he fully understands that he is WAIVING ANY RIGHTS AND BENEFITS UNDER HIS EMPLOYMENT AGREEMENT previously executed in exchange for the promises and payments set forth in this Agreement.; and
(f) That he enters into this Agreement knowingly and voluntarily in exchange for the promises referenced in this Agreement and that no other representations have been made to him to induce or influence his execution of this Agreement, whether written or oral, except as set forth above.
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     In witness whereof, Mr. Nolen has executed this Agreement on this 11th day of August, 2005.

By:	/s/ Sean K. Nolen

Sean K. Nolen

     In witness whereof, Cavco has caused this Agreement to be executed by its duly authorized officer, on this 11th day of August, 2005.

CAVCO INDUSTRIES, INC.

By:	/s/ Joseph H. Stegmayer

Joseph H. Stegmayer, President

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